                                                          Exhibit 10.30

                  SALES REPRESENTATIVE AGREEMENT

This SALES REPRESENTATIVE AGREEMENT ("Agreement") is made and entered into between MatriDigm Corporation, a California corporation having its principal place of business at 47207 Bayside Parkway, Fremont, California 94538 ("MDC"), and Zitel Corporation, a California corporation having its principal place of business at 47211 Bayside Parkway, Fremont, California 94538 ("Representative"). It shall become effective on the date (the "Effective Date") it is executed by the last person to sign below.

WHEREAS, MDC is developing, and expects in the near future to become engaged in the business of providing "Year 2000" computer code conversion services, consisting of the processing, upgrading or supplementing software code in such a fashion as to enable software programs and records to function subsequent to the year 1999 (the "Code Conversion Services");

AND WHEREAS, MDC is developing and will utilize for the purpose of performing its code conversion services certain proprietary technology including trade secrets, copyrighted or copyrightable software code and/or patentable inventions or techniques ("MDC Intellectual Property");

AND WHEREAS, Zitel is developing, and expects in the near future to become engaged in the business of providing "Year 2000" consulting and advisory services, consisting of the planning, advice, assessment and comprehensive assistance of its clients in successfully undertaking the modification of their systems and software to function subsequent to the year 1999 (the "Millennium Consulting Services");

AND WHEREAS, Zitel desires to market and offer code conversion services to its clients, and MDC desires to distribute its code conversion services through Zitel;

NOW THEREFORE, the parties hereby agree as follows:

1.  DEFINITIONS

As used in this agreement, the following terms shall have the following designated meanings:

1.1 Commercial Availability Date: shall mean the date which MDC announces and can demonstrate that its code conversion services

                         Exh. 10.30 - Page 1
are available for application to customer code, that it has adequately defined and trained Zitel personnel in the specifications and procedures necessary for Zitel to perform under Section 5.1 and that it has fulfilled its obligations to provide Engagement Support as set forth in Section 4.4.

1.2  Commissions: shall mean Commissions payable by MDC to Zitel pursuant to
Section 6 of this Agreement.

1.3 Effective Date of Termination: The date upon which a party receives written notice from the other of its election to terminate the Agreement pursuant to
Section 11.

1.4 House Accounts: The prospective customers listed on EXHIBIT C are House Accounts to whom MDC reserves the exclusive right to sell MDC Services.

1.5  MDC Services: Services provided by MDC.

1.6 MDC Services Sold BY Zitel: MDC Services will be considered to have been sold by Zitel, and Zitel shall be entitled to Commissions, if a customer order is obtained by Zitel for MDC Services.

1.7  MLOC: Millions of lines of code.

1.8 Net Revenues: Net Revenues means the gross revenues received by MDC from all sales of MDC Services, less adjustments for customer discounts, sales or other taxes, and separately stated shipping charges.

2.  APPOINTMENT OF REPRESENTATIVE

2.1 Nature of Sales Representative Relationship: MDC hereby appoints Zitel as a non-exclusive sales representative for MDC Services for sales within the United States. Sales representative activities by Zitel outside of the United States wherein MDC provides MDC Service must be approved by MDC in advance. Zitel shall act as an independent contractor and as such its employees are not agents of MDC and have no authority to bind or commit MDC.

2.2 Nature of exclusive agent to create portable conversion sites: Whereas MatriDigm Corporation is focused on the year 2000 code conversion at their designated factory(s), it is acknowledged that certain accounts will not release code from their premises for conversion. In order to address this segment

                         Exh. 10.30 - Page 2
of the market, MatriDigm Corporation appoints Zitel Corporation as its exclusive agent to create portable on-site conversion centers for these accounts. The required on-site manpower will be assigned by Zitel or MatriDigm by mutual consent. The required hardware and other costs pertinent to the center will be provided by Zitel. MatriDigm will provide the same code as used in their factory(s), including year 2000 conversion object code, packed binary date subroutine source, and soft coded rules to enable a successful conversion. Upon completion of the contact a statement will be prepared indicating revenue less reimbursement of all direct costs by MatriDigm and for Zitel. The resulting margin on the account will be split 50-50 between MatriDigm and Zitel. This assignment of exclusivity for the creation of portable factories, of which Zitel has right of first refusal or first right to perform, shall not preclude MatriDigm from establishing on-site conversion center as required by customers.

3.  REPRESENTATIVE'S DUTIES

3.1 Zitel Business Unit. Zitel shall create an independent business unit, or units, which will concentrate on providing Millennium Consulting Services. As a part of providing its Millennium Consulting Services, Zitel shall introduce, promote the sale of, solicit and obtain orders (subject to MDC's acceptance) for MDC Services from customers.

3.3 Promotion of MDC Services. Zitel shall actively promote MDC Services and do so in a manner sufficient to stimulate demonstrable interest on behalf of customers and create a general understanding or recognition of Millennium Consulting Services and/or MDC Services among senior information systems managers.

3.4 Sales Materials. Zitel shall actively develop and distribute sales materials which will promote Millennium Consulting Services and MDC Services. MDC shall have the right to review and approve sales materials developed by Zitel which promote MDC Services.

3.5 Response to Correspondence. When requested by MDC, Zitel shall use reasonable commercial efforts to follow up on sales correspondence or communication between MDC and any customer or prospective customer.

3.6 Sales Outlook. Zitel will provide monthly reports on sales activity and outlook for input into MDC's planning process

3.7 Rule Updates. Zitel will provide year 2000 rules enhancements Zitel develops for MatriDigm for inclusion in the

                         Exh. 10.30 - Page 3

MatriDigm's year 2000 conversion package. This will be provided at no cost to MDC.

4.  DUTIES OF MDC

4.1 Processing Capability. By December 1, 1996, MDC shall demonstrate an automatic computer code scanning capability which can identify fields, logic and data related to dates or calendar functions within computer programs in amount in excess of 98% accuracy and that it has an automatic computerized fix capability which will modify the computer programs such that they can function subsequent to the year 1999 with minimal required manual modifications. Thereafter, MDC shall maintain performance standards which equal or exceed the above.

4.2 Production Capacity. Subsequent to the commercial availability date, MDC shall develop a production capacity sufficient to perform its code conversion services in an amount greater than the Sales Targets.

4.3 MDC Sales Materials. MDC shall periodically provide Zitel with sales materials for use by Zitel in marketing MDC Services.

4.4 Engagement Support: By October 1, 1996, MDC shall have created the capability to provide Zitel "Engagement Support." Engagement Support shall encompass the ability on MDC's part to offer an individual or individual(s) to assist Zitel with advice, information, specifications and other materials necessary for Zitel to effectively develop proposals or quotations to customers which include MDC Services, and to provide assistance from time to time, at Zitel's request, in on-site meetings with specific customer prospects and other sales or production support functions. The purpose of Engagement Support is additionally to ensure that there is sufficient and effective communication between the parties and to ensure efficient coordination of relative tasks, customer service and other administration of this contract. This section does not apply to portable factory support.

4.5 Portable Factory Support: MDC will provide training to required for Zitel personnel to deliver MDC year 2000 conversion services in portable factories.

5.  DUTIES OF Zitel AND MDC RELATED TO PERFORMANCE OF ORDERS

5.1 Zitel Performance. With respect to the performance of specific customer orders, Zitel shall be primarily responsible

                         Exh. 10.30 - Page 4
for management of the contracts and relationships between MDC and the customers developed by Zitel. This responsibility includes preparation of the customer for MDC Services, including the conduct of an inventory of the customer's programs, applications and files to be processed by MDC, planning and articulating with the customer the scope of services to be provided, and obtaining from the customer all necessary information relative to the MDC Services to be performed for the customer. In connection with each such engagement, Zitel shall ensure that materials required by MDC from the customer to perform MDC Services, such as data tapes or other software media, are complete and are in the correct format required by MDC.

Zitel will also provide the assistance to the customer required to support the customer's system test and integration of the MDC converted code. Zitel shall also assist in the resolution of any commercial or technical issues, and to the extent possible, the informal resolution of disputes and miscommunications which may arise between MDC and any such customer.

5.2 MDC Performance. MDC shall be responsible for the timely response to Zitel in support of Zitel's need to quote pricing, scheduling, expected completion dates and performance standards for MDC Services to prospective customers. MDC will be responsible for the processing of customer programs, applications and files pursuant to its stated pricing, scheduling, expected completion dates and performance standards.

6.  COMMISSIONS AND PAYMENT

6.1 Commissions. In consideration for the services performed (under sections 3 and 5.1 ) by Zitel, MDC shall pay Zitel a "Commission" equal to twenty percent (20%) of the Net Revenues of MDC Services Sold By Zitel to customers:

6.2 Referral Commissions. In the event that circumstances become known in the attempt to secure a contract with the Customer which indicate that the Customer would be better served with a direct contract with MDC, representative at its discretion, will formally transfer the opportunity to MDC. Representative shall be paid a referral "Commission" equal to five percent (5%) of Net Revenues of millennium MDC Services Sold By Zitel to Customer.

6.3 Payment of Commissions. Commissions will be earned by Zitel commensurate with MDC's completion of billable portions of work for specific customer orders. Commissions will be due and payable to Zitel promptly upon receipt of payment for such work. In cases

                         Exh. 10.30 - Page 5
where Zitel contracts directly with the customer and receives payment for work MDC performs, payment (net of Commissions) shall be due from Zitel to MDC promptly upon receipt of funds related to MDC Services.

6.4 House Accounts. Zitel shall receive no Commissions for MDC Services provided to House Accounts.

6.5 Record-Keeping. Both parties agree to maintain books and records in a complete and accurate manner related to the processing of orders, performance of services, billing, collection and other financial activities set forth in this agreement. Such records shall be maintained for a minimum of two years after the termination of this Agreement. Both parties shall have the right at any time during the term of this Agreement, and for two years thereafter, to examine such books and records of the other as may be deemed necessary or appropriate upon reasonable advance notice to other party.

6.6 Most Favored Commission Rate. If at any time during the term of this Agreement, MDC shall enter into any other agreement to appoint a sales representative or reseller for MDC Services in the United States which provides a more favorable commission rate for similar volumes of sales of MDC Services under similar conditions than the Commissions provided hereunder, then beginning with the effective date of that agreement and until the earlier to occur of the termination of this Agreement or the termination of that agreement, the Commissions set forth herein shall automatically and without further action of the parties be amended to substitute the applicable higher percentage rate.

7.  CONFIDENTIALITY

7.1 No Transfer of Ownership. Ownership and all right, title and interest in any trademarks, trade names, service marks, computer software, computer hardware or other proprietary items relating to either party's services shall remain vested solely with that party. Nothing herein shall be construed to transfer any right or ownership of any of the foregoing to the other party.

7.2 MDC Software. MDC may design, create, invent or write software systems, programs, processes, routines, algorithms, code and/or concepts (collectively "Software") for purposes of providing MDC Services, among other potential purposes. Any Software utilized by MDC in connection with providing MDC Services will be proprietary to MDC. Zitel acknowledges and agrees that all such Software is owned by MDC and is a trade

                         Exh. 10.30 - Page 6
secret of MDC and/or is protected by United States and/or international copyright laws, treaty provisions and/or patent law. Zitel therefore agrees, to the extent any Software comes to be disclosed to or into the possession of Zitel, to treat the Software like any other confidential information of MDC and/or copyrighted material. Zitel shall not copy the Software or any written materials accompanying or concerning the Software or use it for any purpose other than the performance of its duties pursuant to this Agreement. At MDC's discretion in the course of or upon the termination of any contract for MDC Services or this Agreement, MDC shall have the right to recover all copies of any Software in the possession of the applicable customer or Zitel; and Zitel shall, at MDC's request, provide MDC with such assistance as shall be reasonably practicable in efforts to recover the applicable copy or copies of the Software.

7.3 Confidentiality. Each of the parties acknowledges that, in the course of cooperation in performance of their respective duties under this Agreement, it may obtain information relating to the other, to the MDC Services and to Zitel's Millennium Consulting Services which it knows or has reason to know is of a confidential and/or proprietary nature to the other ("Confidential Information"). Such Confidential Information may include, but is not limited to, MDC Intellectual Property, other intellectual property, cost guidelines, technical and/or strategic development plans, future product releases, trade secrets, know-how, inventions, techniques, processes, Software, other software, discount schedules, customer lists, financial information and sales and marketing plans. Both parties shall at all times, both during the term of this Agreement and at all times thereafter, keep and hold such Confidential Information of the other in the strictest confidence, and shall not use such Confidential Information for any purpose without the prior written consent of the owner thereof, other than as may be reasonably necessary for the performance of the respective duties of the parties under this Agreement. Confidential Information shall not include any items which are or become readily available to the trade or public through no fault of the party to this Agreement receiving Confidential Information from the other, which are subsequently lawfully and in good faith obtained by a party from an independent third party without breach of this Agreement, or which the recipient can establish were in its possession prior to the date of disclosure of such information.

8.0  PRICING

8.1  Market Pricing. MDC will establish pricing for MDC Services

                         Exh. 10.30 - Page 7
in a manner consistent with the prevailing market price for similar services offered in the United States. MDC may change its prices from time to time, depending on market conditions, but will be bound to adhere to specific quotations it has made to Zitel for which Zitel has quoted or proposed to a specific customer. In the event that Zitel is able to charge a price for MDC Services, as set forth in such a proposal or quotation, which is greater than the price initially quoted by MDC for such customer, then MDC shall receive twenty-five (25%) of such additional stated charges at the time of customer payment. Such additional sharing of revenues shall not be applied to other Zitel products or services offered to such customer, including Millennium Consulting Services. This does apply to portable factories which are covered in section 2.2.

9.0  MDC FIRST RIGHT OF REFUSAL

9.1 Right of First Refusal. After the Commercial Availability Date, when offering code conversion services as a part of its Millennium Consulting Services, Zitel shall use MDC Services to satisfy its code conversion services unless:

(a) MDC declines to include its services as a part of Zitel's quotation or proposal to a particular customer, either due to a lack of capacity or for other business reasons.

(b) MDC declines to offer its services at a price equal or less than that available to Zitel from an alternative vendor providing similar services, after notice to MDC of this alternative has been provided and MDC has had a reasonable opportunity to respond.

(c) MDC declines to offer its services with the same or better performance standards or completion commitments as offered by an alternative vendor providing similar services, after notice to MDC of this alternative has been provided and MDC has had a reasonable opportunity to respond.

(d) MDC does not respond to requests for quotation or proposal for a particular customer being solicited by Zitel in a reasonable and timely business fashion.

10.  WARRANTIES AND LIABILITY

10.1 NO WARRANTIES. NOTHING HEREIN SHALL BE CONSTRUED AS ONE PARTY PROVIDING THE OTHER A WARRANTY OR CONDITION OF ANY NATURE AS TO ANY SERVICES PROVIDED HEREUNDER, INCLUDING WITHOUT

                         Exh. 10.30 - Page 8

LIMITATIONS THE WARRANTIES OR CONDITIONS OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

10.2 Indemnification. MDC shall defend, hold-harmless and indemnify Zitel from and against all actions or proceedings brought against Zitel seeking damages arising out of any actual or alleged infringement by the MDC Services or any Software or other MDC Intellectual Property used in connection herewith of a United States patent, copyright or under similar construction of law. Zitel shall defend, hold harmless and indemnify MDC from and against all actions or proceedings brought against MDC seeking damages arising out of any actual or alleged infringement by Zitel Millennium Consulting Services or any Zitel proprietary software, hardware or other tools used in connection herewith of a United States patent, copyright or under similar construction of law. The indemnity obligations of both parties are conditioned upon the indemnified party providing prompt notification to the indemnifying party of any such claim. The indemnified party shall provide reasonable cooperation and assistance, at the indemnifying party's expense, in the defense or settlement of the claim. The indemnifying party shall have the sole authority to defend and settle the claim. The indemnified party may retain separate representation at its own cost. Such indemnification shall not extend to any third party software or hardware which the indemnifying party incorporates into its product at the request of the indemnified party.

10.3 Commissions. MDC shall be liable to Zitel for the payment of all Commissions under this Agreement.

10.4 Liability To Customers. Liability with respect to performance for a specific customer order shall be negotiated in good faith between the parties at the time a particular customer proposal or quotation is placed.

10.5 Confidentiality. Both parties shall be liable to each other for compliance with and performance of their obligations associated with Section 7, Confidentiality.

1O.6 NO LIABILITY. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER AND THE SOLE REMEDY OF EITHER PARTY FOR ANY BREACH OR NON-PERFORMANCE OF THE OTHER HEREUNDER SHALL BE TO TERMINATE THIS AGREEMENT. AS SUCH, UNDER NO CIRCUMSTANCES OR THEORY OF LIABILITY WHATSOEVER SHALL EITHER MDC OR REPRESENTATIVE HAVE ANY OBLIGATION OR LIABILITY TO THE OTHER, OR TO ANY CUSTOMERS OR PERSONNEL, AGENTS, PRINCIPALS, DEALERS OR

                         Exh. 10.30 - Page 9

REPRESENTATIVES OF THE OTHER, FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR OTHER COMPENSATION OR RECOVERY ASSOCIATED WITH MDC's OR ZITEL's SERVICES, EVEN IF SUCH PARTY HAS BEEN ADVISED GENERALLY OR SPECIFICALLY OF THE POSSIBILITY OF SUCH DAMAGES. THIS PROHIBITS, AMONG OTHER THINGS, ANY RECOVERY FOR LOSS OF SALES, EXPENDITURES, INVESTMENTS OR OTHER COMMITMENTS MADE IN CONNECTION WITH THE ESTABLISHMENT, DEVELOPMENT OR MAINTENANCE OF THE SELLING REPRESENTATION CREATED BY THIS AGREEMENT OR IN CONNECTION WITH THE PERFORMANCE OF OBLIGATIONS HEREUNDER. THE REMEDIES PROVIDED UNDER THIS AGREEMENT ARE EXCLUSIVE.

11.  TERM AND TERMINATION

11.1 Term of Agreement. Unless otherwise extended by mutual consent, this Agreement is effective for the period beginning the Effective Date and ending on December 31, 2001, unless terminated earlier pursuant to this Section 11.

11.2 Termination Due To Breach or Default. In the event of a material breach or default of a party's obligations under this Agreement, the non-breaching party may give written notice thereof to the breaching party and if the breach or default continues uncured for a period of thirty (30) days after the notice, the nonbreaching party may request an immediate face-to-face meeting with the most senior officer of the breaching party for the purpose of discussing resolution of the underlying breach or default. If no agreed upon plan to resolve the underlying issues results from such a meeting, or if the most senior officer of the breaching party does not agree to and conduct the meeting as soon as is reasonable and practicable, then the non-breaching party may immediately terminate this agreement upon written notice to the other of such an election to terminate.

11.4 Termination Due To Discontinuance of Operations. Either party may immediately terminate this Agreement by giving written notice to the other in the event that the other:

(a) Ceases to exist as a business entity, or otherwise terminates or substantially discontinues its daily business operations.

(b) Is liquidated or dissolved.

11.5 Continuing Obligations. Termination of this Agreement shall not relieve either party of its obligations and rights under Sections 1, 6, 7, 10, 11 and 12 of this Agreement, and shall not

                         Exh. 10.30 - Page 10
relieve MDC of its obligations to pay Zitel Commissions related to orders placed for MDC Services prior to the Effective Date of Termination. Notwithstanding the foregoing, Zitel shall not receive Override Commissions for Net Revenues subsequent to the Effective Date of Termination.

11.6 Return of Property: Upon termination of this Agreement, each party agrees to return the intellectual property, software and property of the other which may be in its possession, or in the possession of its customers.

12.  GENERAL PROVISIONS

12.1 No Waiver. The failure of either party to enforce at any time or for any period any of the provisions of this Agreement shall not be construed to be a waiver of those provisions or of the right of that party thereafter to enforce each and every provision hereof.

12.2 Notices. All notices which any party to this Agreement may be required or may wish to give may be given by addressing them to the other party at the addresses set forth at the beginning of this Agreement (or such other addresses as may be designated by a given party due to a change in their principal place of business) by: (a) personal delivery; or (b) sending such notices by commercial overnight courier with written verification of actual receipt; (c) sending them by registered or certified mail, (d) or, for purposes of Section 9, only, by facsimile with verbal confirmation of receipt. If so mailed or otherwise delivered, such notices shall be deemed and presumed to have been given on the earlier of the date of actual receipt or three (3) days after mailing via an authorized form of delivery.

12.3 Governing Law: This Agreement shall be governed by the laws of the State of California. The venue for litigation shall be either Santa Clara or Alameda County, California. The language of the Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

12.4 Resolution of Disputes: Any claim, dispute or controversy arising out of or in any way relating to this Agreement, or to the enforcement or alleged infringement, interference or breach of any related right or obligation of the parties hereto, shall be submitted to binding arbitration conducted under the auspices of the American Arbitration Association in accordance with the commercial rules then in effect for that Association. Any arbitrator shall issue a preliminary decision including findings

                         Exh. 10.30 - Page 11
of fact and conclusions upon which the parties can comment for fifteen (15) days. Thirty (30) days after issuance of such a preliminary decision, the arbitrator shall render a final decision, also including findings of fact and conclusions of law. Such final decision shall be final and binding upon the parties subject to California law on finality of arbitration decisions.

12.5 Injunctive Relief. Notwithstanding Section 12.4, nothing in this Agreement shall prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute.

12.6 Recovery of Litigation Costs. A court or arbitration panel adjudicating or arbitrating any claim, dispute or controversy arising out of or in any way relating to this Agreement may award recovery of litigation costs, including attorney's fees. to the prevailing party in the dispute.

12.7 Authority. Each party represents and warrants to the other that this Agreement has been duly authorized and approved by all requisite action of its respective Board of Directors, including approval by a majority of disinterested directors.

12.8 Headings. The headings and titles of the various sections of this Agreement are used for convenience of reference only and are not intended to, and shall not in any way, enlarge or diminish the rights or obligations of the parties or affect the meaning or construction of this instrument.

12.9 Counterparts. The Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which constitute one and the same Agreement.

12.10 Integrated Agreement. This Agreement constitutes the entire and final understanding with respect to the subject matter hereof and supersedes and terminates any and all prior and/or contemporaneous negotiations, representations, understandings, discussions, offers and/or agreements between the parties, whether written or verbal, express or implied, relating to the subject matter hereof. This Agreement is intended by the parties to be a complete fully integrated expression of their understanding and agreement, and it may not be altered, amended, modified or otherwise changed in any way except by written instrument, which specifically identifies the intended alteration, amendment, modification or other change and clearly expresses the intention to so change this Agreement, signed by an authorized officer of each party.

                         Exh. 10.30 - Page 12

12.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and their assigns.

12.12 Assignability. Except as provided herein, neither party shall assign, transfer or pledge this Agreement or any part thereof, interest herein, obligation or right hereunder without obtaining the written consent of the other. Notwithstanding the foregoing, the consent of either party to an assignment will not be required in the event that the other sells substantially all of its assets and operations, or in the event of a merger.

12.13 Severability. If the application of any provision or provisions of this Agreement to any particular facts or circumstances shall be held to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then the validity and enforceability of that provision or those provisions as applied to any other particular facts or circumstances, and the validity of other provisions of this Agreement, shall not in any way be affected or impaired thereby; and that or those provisions shall be reformed without further action by the parties in such a manner as shall be necessary to make the provisions valid and enforceable when applied to the relevant facts and circumstances.

12.14 Force Majeure. The failure of either party to perform a duty pursuant to this Agreement shall be excused to the extent that strike, fire, flood, earthquake, explosion, war, unavailability of power, governmental acts or orders, or other conditions beyond the reasonable control of the affected party prevents, restricts or interferes with such performance. The party so affected shall promptly notify the other party of such condition and shall take all reasonable steps to avoid or remove such condition so as to resume performance as soon as reasonably practicable.

12.15 Incorporation of Exhibits. The exhibits referred to herein and annexed hereto are incorporated and made a part of this Agreement.

In order to bind the parties to this Agreement, their duly authorized representatives have signed below on the dates indicated.

Zitel Corporation,                  MatriDigm Corporation,
a California Corporation            a California Corporation
By: HENRY C. HARRIS                 By: JAMES T. BRADY
Title: CFO                          Title: President & CEO
Date: 8/22/96                       Date: 8-21-1996

                         Exh. 10.30 - Page 13